UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 28, 2010

Appliance Recycling Centers of America, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-19621	41-1454591
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7400 Excelsior Blvd., Minneapolis, MN	55426-4517
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (952) 930-9000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01:                                         Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 28, 2010, Appliance Recycling Centers of America, Inc. (the “Company”) received a notice of deficiency from The NASDAQ Stock Market (“NASDAQ”) indicating that the Company no longer complies with Nasdaq’s independent director and audit committee requirements as set forth in NASDAQ Listing Rule 5605.

NASDAQ Listing Rule 5605 requires that (a) a majority of the Board of Directors be comprised of independent directors and (b) the Audit Committee be comprised of at least three independent directors.  The Company’s non-compliance results from the decision of Mr. Thomas F. Hunt not to stand for reelection to the Board of Directors at the Company’s annual shareholders’ meeting held on May 13, 2010, as disclosed in the Company’s proxy statement for its annual shareholders’ meeting.  Following the annual shareholders’ meeting, (a) the Company’s Board of Directors consists of four directors, of whom two are independent, and (b) the Audit Committee is comprised of two members, both of whom are independent.

Consistent with Listing Rules 5605(b)(1)(A) and 5605(c)(4)(A), NASDAQ has given the Company a cure period to regain compliance as follows:

•                  until the earlier of the Company’s next annual shareholders’ meeting or May 13, 2011; or

•                  if the next annual shareholders’ meeting is held before November 9, 2010, then the Company must evidence compliance no later than November 9, 2010.

The Company must submit to NASDAQ documentation, including biographies of any new directors, evidencing compliance with the rules prior to the end of the cure period.  In the event the Company does not regain compliance prior to the end of the cure period, NASDAQ will provide written notice to the Company that its securities will be delisted.  At that time, the Company may appeal the delisting determination to a NASDAQ Listing Qualifications Panel.

The Company expects to regain compliance with the rules prior to the end of the cure period.  The Company has initiated a search process and plans to identify another independent director for appointment to its Board of Directors and its Audit Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Appliance Recycling Centers of America, Inc.

Date: June 3, 2010	/s/ Peter P. Hausback
Peter P. Hausback
Executive Vice President & Chief Financial Officer